EXHIBIT 10.13

SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS

This Separation Agreement and Mutual Release of Claims (“Agreement”) is by and between LYNDA CALKIN (“Employee”) and WESTWOOD MANAGEMENT CORP. of Dallas, Texas (“Company”).

Employee’s employment with the Company will end effective January 31, 2003 (“Separation Date”). Employee will be paid all wages and benefits due Employee through the Separation Date. Employee will be eligible for COBRA benefits, at Employee’s expense, provided Employee timely elects such benefits. All other compensation and benefits cease on the Separation Date.

Employee will be reimbursed for reasonable business expenses, if any, provided they are submitted for approval to the Company by the Separation Date and they comply with applicable Company policies and practices.

In addition to the compensation and benefits described above, Employee has been offered and agrees to accept from the Company as severance the total gross amount of Two Hundred Thirty-three Thousand Five Hundred dollars ($233,500.00), less withholdings and deductions, which will first be applied against the principal and accrued interest owed by Employee on that certain Promissory Note dated December 14, 2001, payable to Westwood Holdings Group, Inc. (the “Note”). Employee understands and agrees that this severance is not otherwise due Employee. The severance will be applied to pre-pay the Note in full, and the remaining balance will be paid to Employee in a lump sum in cash within ten (10) business days after the Employee signs and returns this Agreement to the Company, provided Employee does not revoke this Agreement as provided below.

General Release of the Company.    In consideration for the Company’s payment of the severance and other consideration, Employee voluntarily and knowingly waives, releases, and discharges the Company, Westwood Holdings Group, Inc., their employees, officers, directors, and agents, from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or termination from employment and/or as a result of any other matter arising through the date of Employee’s signature on this Agreement. Employee agrees not to file a lawsuit to assert any such claims. This waiver, release and discharge includes, but is not limited to: (1) claims arising under federal, state, or local laws prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act (for claims arising through the date of Employee’s signature on this Agreement), Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, Section 451 of the Texas Labor Code, and the Texas Commission on Human Rights Act, (2) claims for breach of contract, (3) claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, invasion of privacy, and all other such claims), (4) claims growing out of any legal restrictions on the Company’s right to terminate its employees, (5) claims for wages or any other compensation, or (6) claims for benefits (except for vested benefits under applicable plan documents) including, without limitation, those arising under the Employee Retirement Income Security Act.

In further consideration for the severance, Employee agrees:

(i) not to seek reinstatement or future employment with the Company;

(ii) not, without the prior written consent of the President of the Company, directly or indirectly, use, make known, divulge, furnish, utilize or reveal to any person, firm, company, corporation or anyone else at any time, any confidential or other business information pertaining to the Company’s business, including but not limited to the identity of the Company’s clients and prospective clients, the terms or condition of contracts or prospective contracts with any third parties, training manuals, operating procedures, marketing brochures describing the SmallCap process, research papers, software systems used and/or developed by the Company or its affiliates in its business, and/or similar business information. Employee agrees that upon execution of this Agreement, she will return to the Company all originals and all copies of files, records, documents, marketing brochures, information, data, and similar items relating to the business of the Company, and the Employee will not use the Company’s confidential information and trade secrets or disclose such information to any person or entity.

(iii) that performance results for the SmallCap. SmallCap Growth, SmidCap Growth, Multi-Cap Growth or any other of the Company’s products belong to the Company, and that she will not attempt to use, associate or market as her own such performance records or composite performance records at any subsequent employer, including as supplemental information.

(iv) not to disparage, defame, slander, or make any untrue statement in any manner regarding the Company or Westwood Holdings Group, Inc.

(v) not to induce, encourage, assist, solicit, or entice, directly or indirectly, any person or entity in any meeting or discussion, whether oral or written, to pursue any adverse action against, or to institute or participate in any proceeding against the Company or Westwood Holdings Group, Inc.

(vi) for a period of one (1) year following the date of this Agreement, not to solicit, induce, or encourage, directly or indirectly, any of the Company’s clients in any meeting or discussion, whether oral or written, to retain her services, or the services of any other investment advisor, nor to contact any consultants with whom the Company’s clients work, for a similar purpose.

Release of Employee.    In consideration of the covenants and agreements contained herein, the Company and Westwood Holdings Group, Inc. waive, release, and discharge EMPLOYEE, her heirs and representatives, from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, that they may have or claim to have against EMPLOYEE as a result of her employment and/or separation from employment. This includes any claim, regardless of the forum in which it might be brought, if any, which the Company or Westwood Holdings Group, Inc. has, might have, or might claim to have against EMPLOYEE related to EMPLOYEE’s employment or her separation from employment, through the date of Employee’s signature on this Agreement. The Company and Westwood Holdings Group, Inc. agree not to file a lawsuit to assert any such claims. The Company and Westwood Holdings Group, Inc. further agree not to disparage, defame, slander, or make any untrue statement in any manner regarding EMPLOYEE.

Employee acknowledges and agrees that, if she breaches any provision of this Agreement, then: (a) the Company will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this Agreement; (b) Employee will indemnify and hold the Company harmless from and against any and all damages or loss it incurred (including attorney’s fees and expenses) as a result of such breach; and (c) the Company’s remaining obligations under this Agreement, if any, shall immediately terminate, and (d) Employee shall immediately become obligated to repay to the Company all sums paid to her pursuant to the terms of this Agreement, as well as all other damages sustained by the Company or its affiliates as a result of the breach.

Employee has the right to discuss all aspects of this Agreement with a private attorney, has been encouraged to do so by the Company, and has done so to the extent Employee desired. Further, Employee has up to twenty-one (21) days to sign this Agreement after Employee receives it in order to consider all of its terms. This Agreement may be revoked by Employee in writing to the Company within seven (7) days after Employee signs the Agreement, and it shall not become effective or enforceable until the revocation period has expired. If this Agreement is not signed by Employee within the twenty-one (21) day period, the Agreement automatically is revoked and is null and void.

Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement sets forth the entire agreement between the Company and Employee. Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement.

This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of laws.

AGREED AND ACCEPTED on this 31st day of January, 2003.

By:	/s/ Lynda J. Calkin
Employee

Westwood Management Corp.

By:	/s/ Brian O. Casey
Name:	Brian O. Casey
Title:	President & Chief Operating Officer

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